EXHIBIT 99.1

Commentary for the Week Ended May 29, 2009

May 29, 2009
	Weekly ROR [1]	MTD ROR [1]	YTD ROR [1]
Class A Units	0.8%	1.6%	-5.0%
Class B Units	0.8%	1.6%	-5.3%
Legacy 1 Units	0.8%	1.7%	0.0%
Legacy 2 Units	0.7%	1.6%	-0.0%
GAM 1 Units	0.6%	2.0%	1.7%
GAM 2 Units	0.5%	2.0%	1.7%
GAM 3 Units	0.5%	1.8%	1.3%

S&P 500 Total Return Index [2]	3.7%	5.6%	3.0%
Lehman Long Government Index [2]	0.5%	-2.5%	-12.1%
1	Subject to independent verification
2	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary

Agriculturals/Softs:  Wheat prices climbed steadily as delays in seasonal plantings raised concerns about future supplies.  Speculation of weak demand for meat weighed heavily on the livestock sector and moved prices lower in the lean hogs and live cattle markets.

Currencies:  The U.S. dollar declined sharply against a number of major and minor currencies last week.  Signs of economic recovery across the globe prompted investors to liquidate more risk-averse dollar positions and to invest in higher-yielding currencies.  The devalued U.S. dollar heavily supported gains in the Japanese yen and Australian and New Zealand dollars.

Energy:  A weak U.S. dollar and decreasing crude oil inventories sent the price of crude oil to a six-month high.  Bullish crude oil forecasts from the oil minister of Saudi Arabia, the world’s biggest oil exporter, were also a driver behind price increases.

Equities:  Reports showing a boost in consumer confidence drove U.S. equity markets higher. Japanese equity prices also rose on reports of strong industrial production data, a bullish indicator for exports.

Fixed Income:  The U.S. fixed-income sector dropped sharply last week as over-supply in the debt markets weighed on prices.  Uncertainty regarding future monetary policy shifts in the upcoming months caused speculators to liquidate fixed-income positions and added to the sector’s decline.

Metals:    Prices in the precious metals markets increased as a result of last week’s weakening of the U.S. dollar.  Industrial metals also trended upwards as speculators viewed strength in the equity markets as a bullish indicator for future industrial demand.

Indices Overview 2
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Lehman Brothers U.S. Long Government Index – A benchmark comprised of the Lehman Brothers U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Lehman U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.